Exhibit 99.1

(GS Financial Logo)

FOR IMMEDIATE RELEASE

April 19, 2004

Contact:  Donald C. Scott, President

Phone:  (504) 457-6220

GS Financial Corp.  Announces First Quarter Earnings

(NASDAQ:  GSLA)

     Metairie, Louisiana - Donald C. Scott, President of GS Financial Corp. (the “Company”), the holding company for Guaranty Savings and Homestead Association (the “Association”), announced earnings for the quarter ended March 31, 2004 of $111,000, compared to $375,000 for the quarter ended March 31, 2003.  This equates to earnings per common share of $.10 and $.29, respectively.  Total assets of the company at March 31, 2004 amounted to $218.1 million compared to $214.7 million at December 31, 2003.

Net interest income for the quarter ended March 31, 2004 was $1.2 million compared to $1 million for the same period in 2003.  The Company’s net interest margin also increased to 2.39% for the first quarter of 2004 from 1.98% for 2003.

There was significant growth in the Company’s loan portfolio in the first quarter.  Net loans at March 31, 2004 were $85.5 million compared to $77.4 million at December 31, 2003.  Deposit accounts continued to increase during the first quarter, amounting to $145.6 million compared to $142.1 million at December 31, 2003.